Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PRIVATE BUSINESS, INC.

(Exact Name of Registrant as Specified in its Charter)

Tennessee	62-1453841

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

9020 Overlook Boulevard
Brentwood, Tennessee 37027
(Address of Principal Executive Offices)
(Zip Code)

Private Business, Inc. 2004 Equity Incentive Plan

(Full Name of Plan)

Michael Berman
9020 Overlook Boulevard, Brentwood, Tennessee 37027
(Name and Address of Agent for Service)

(615) 221-8400
(Telephone number, including area code for agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed
Title of Securities	Amount to be	Maximum Offering	Proposed Maximum	Amount of
to be Registered	Registered (1)	Price per Share (2)	Aggregate Offering Price	Registration Fee
Common Stock, no par value	500,000 Shares (3)	$2.14	$1,070,000	$135.57

(1)	In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of shares as may be issued pursuant to stock splits, stock dividends and certain anti-dilution provisions contained in the Plan.

(2)	This estimation is solely for the purpose of calculating the registration fee pursuant to Rules 457 (c) and (h) and is based on 500,000 shares of common stock being offered at an exercise price of $2.14 based upon the average of the high and low prices of the common stock on June 9, 2004, as reported by the National Association of Securities Dealer’s automated quotation system.

(3)	This Registration Statement covers 500,000 shares of Common Stock that may be issued under the Private Business, Inc. 2004 Equity Incentive Plan.

The Index to Exhibits appears on sequentially numbered page E-1

PART I
PART II
SIGNATURES
Exhibit Index
EX-5.1 OPINION OF HARWELL HOWARD
EX-23.1 CONSENT OF ERNST & YOUNG LLP

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.

Not filed as part of this Registration Statement pursuant to the Note to Part I of Form S-8.

Item 2.	Registrant Information and Employee Plan Annual Information.

Not filed as part of this Registration Statement pursuant to the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.      Incorporation of Documents by Reference.

     The documents listed below are incorporated by reference in this Registration Statement. In addition, all documents subsequently filed by Private Business, Inc. (the “Company,” the “Registrant” or “Private Business”) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     (1) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

     (2) All other reports filed by Private Business, Inc. pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2003;

     (3) The description of the Company’s shares of Common Stock, no par value (the “Common Stock”), contained in Amendment No. 3 to the Registration Statement on Form S-1 (File Number 333-75013), including any amendment or report filed for the purposes of updating such description.

     The Company is also incorporating by reference all documents hereafter filed by Private Business, Inc. pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification.

     Under our charter, and in accordance with Section 48-18-502 of the Tennessee Business Corporation Act (“TBCA”), Private Business will indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a “derivative” action by or in the right of Private Business) by reason of the fact that such person is or was a director of Private Business, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Private Business, and, with respect to any criminal action or proceeding, had no reasonable cause to believe was unlawful.

     The charter provides that Private Business will pay for the expenses incurred by an indemnified director in defending the proceedings specified above in advance of their final disposition, provided that such person agrees to reimburse Private Business if it is ultimately determined that such person is not entitled to indemnification. The charter also provides that Private Business may, in its sole discretion, indemnify any person who is or was one of its employees and agents or any person who is or was serving at the request of Private Business as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the same degree as the foregoing indemnification of directors and officers. In addition, Private Business may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Private Business or another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against and incurred by such person in such capacity, or arising out of the person’s status as such whether or not Private Business would have the power or obligation to indemnify such person against such liability under the provisions of the TBCA. Private Business maintains insurance for the benefit of Private Business’s officers and directors insuring such persons against various liabilities, including liabilities under the securities laws.

     In addition, Private Business has entered into indemnification agreements with certain officers, directors and key employees.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits.

     The Exhibits to this Registration Statement are listed in the Index to Exhibits on Page E-1 of this Registration Statement, which Index is incorporated herein by reference.

Item 9.      Undertakings.

     The Company hereby undertakes:

     1.      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i)      To include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii)      To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

          (iii)      To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     2.      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3.      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4.      The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     5.      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to partners, directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a partner, director, officer or controlling person of the Company in the successful defense of any action suit or proceeding) is asserted by such partner, director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, State of Tennessee, on June 10, 2004.

Private Business, Inc.

/s/ Henry M. Baroco Henry M. Baroco Chief Executive Officer and Director

Date: June 10, 2004

Power of Attorney

     Each person whose signature to the Registration statement appears below hereby appoints Henry M. Baroco who may act as his attorney-in-fact to execute in the name and behalf of any such person, individually and in the capacity stated below, and to file all amendments and post-effective amendments to this Registration Statement, which amendment or amendments may make such changes and additions in this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Henry M. Baroco Henry M. Baroco	Chief Executive Officer and Director	June 10, 2004

/s/ Gerard M. Hayden, Jr. Gerard M. Hayden, Jr.	Chief Financial Officer (Principal Financial and Accounting Officer)	June 10, 2004

/s/ David Y. Howe David Y. Howe	Director	June 10, 2004

/s/ David W. Glenn David W. Glenn	Director	June 10, 2004

/s/ Thierry F. Ho Thierry F. Ho	Director	June 10, 2004

/s/ David B. Ingram David B. Ingram	Director	June 10, 2004

/s/ Glenn W. Sturm Glenn W. Sturm	Director	June 10, 2004

/s/ Robert A. McCabe, Jr. Robert A. McCabe, Jr.	Director	June 10, 2004

Exhibit Index

Exhibit No.	Description of Exhibit
4.1	Amended and Restated Charter of Company (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement No. 333-75013 on Form S-1)

4.2	Amended and Restated By-Laws of Company (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement No. 333-75013 on Form S-1)

4.3	Private Business, Inc. 2004 Equity Incentive Plan (incorporated by reference to Appendix B to the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 23, 2004)

5.1	Opinion of Harwell Howard Hyne Gabbert & Manner, P.C.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2	Consent of Harwell Howard Hyne Gabbert & Manner, P.C. (contained in Exhibit 5.1)

24	Power of Attorney (see signature page)

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